EXHIBIT 99.1

Hutchinson Technology Reports Preliminary Results for Fiscal 2012 Third Quarter

HUTCHINSON, Minn., June 27, 2012 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that it shipped approximately 100 million suspension assemblies during its fiscal 2012 third quarter ended June 24, 2012, compared to 96.9 million in the preceding quarter, but below its previous guidance of 105 million to 115 million. The company said that its shipments in the last five weeks of its fiscal third quarter declined more than 15 percent compared to the first eight weeks of the quarter, as demand from its customers softened.

The company's average selling price declined to $0.58 from $0.63 in the fiscal 2012 second quarter and from $0.59 in the fiscal 2011 third quarter. As previously disclosed, the higher average selling price in the preceding quarter was primarily due to an increased volume of development products for new disk drive programs. The decline in average selling price, combined with lower than expected shipments, resulted in net sales of approximately $60 million for the fiscal 2012 third quarter compared to $65.5 million in the fiscal 2012 second quarter.

The company also noted that it has resumed production at its Thailand assembly operation and has shipped suspensions from the operation for customer qualification.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the company's financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823